Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ESSA PHARMA INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value	457(h)	3,454,320(2)	$8.45(3)	$29,189,004	$0.0001476	$4,308.30
Total Offering Amounts					$		$4,308.30
Total Fee Offsets							—
Net Fee Due							$4,308.30

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this exhibit relates shall also cover such indeterminate number of additional common shares, no par value (the “Common Shares”) of Essa Pharma Inc. (the “Registrant”) as may become issuable under the Essa Pharma Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) as a result of any stock split, stock distribution, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that result in an increase in the number of outstanding Common Shares.

(2)	Represents 3,454,320 Common Shares reserved for issuance in connection with awards issuable under the Omnibus Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of the Common Shares on the Nasdaq Stock Market LLC on April 1, 2024.